Exhibit 10.14 to 10-K

AMENDMENT TO THE

CONVERGYS CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

The Convergys Corporation Executive Deferred Compensation Plan is hereby amended effective January 1, 2005 in the following respects;

1. A new Section 3.6 is added to the Plan to read as follows:

3.6 2005 Deferral Election. Notwithstanding any other provision contained herein to the contrary, a Key Employee may make a deferral election with respect to any time-based restricted stock unit awards and restricted stock awards granted prior to December 31,2005 under the terms of the 1998 LTIP by submitting an election agreement OP a form provided by the Committee on or before March 15.2005. A deferral election made under this Section shall only relate to awards that have not been paid nor have become payable as of the time of election.

2. A new Section 5.2.5 is added to the Plan to read as follows:

5.2.5 Notwithstanding any other provision contained herein to the contrary, the Committee (or its delegate), in its discretion, may allow a Key Employee whose employment terminated during 2005 to cancel the deferral arrangement applicable to amounts deferred under the Plan as of a date subsequent to December 31, 2004 (including earnings on such amounts) and receive distribution of such amounts immediately following- termination; provided, however, that no such cancellation shall apply to amounts that were earned and vested and to which the Key Employee had a legally binding right on or before December 31, 2004.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed and approved on December 21, 2005.

By:	/s/ James F. Orr
Title:	Chairman and Chief Executive Officer Convergys Corporation